Exhibit 99.1

For:	DECKERS OUTDOOR CORPORATION

Company Contact:	Scott Ash
Chief Financial Officer
(805) 967-7611

Investor Relations:	Integrated Corporate Relations, Inc.
Chad A. Jacobs/Brendon E. Frey
(203) 222-9013

DECKERS OUTDOOR CORPORATION ANNOUNCES THE DEPARTURE OF ROBERT ORLANDO FROM THE COMPANY

GOLETA, Calif. (May 25, 2005) — Deckers Outdoor Corporation (NASDAQ: DECK) today announced that Robert Orlando, President of Teva, is leaving the company effective May 24, 2005 in order to pursue other interests. The Company is actively searching for a successor. In the interim, Angel Martinez, Deckers’ President and Chief Executive Officer, will assume all his responsibilities.

Chairman of the Board, Doug Otto, stated, “I would like to personally thank Bob for his significant contributions over the years and wish him well in his future endeavors. Teva remains one of the most recognized performance brands in the outdoor industry and we are committed to fully capitalizing on our leadership position in the market.”

President and Chief Executive Officer, Angel Martinez, commented, “I believe that Teva is an incredible brand that is still only scratching the surface in terms of its potential. Going forward, we will focus on significantly enhancing our design and product development efforts, broadening our marketing initiatives and more aggressively pursuing the tremendous opportunities that exist for the brand overseas. We are dedicated to further improving our operating platform and maximizing our prospects for growth.”

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company’s products are offered under the Teva®, Simple® and UGG® brand names, which are also its registered trademarks.

*Statements in this press release that are not historical facts, including statements about our prospects for growth, our expectations to capitalize on our leadership position in the market, our expectations regarding the potential for the brand, our expectations to enhance our design and product development efforts, to broaden our marketing initiatives, and to more aggressively pursue our international opportunities, are forward-looking statements. Numerous risks and uncertainties could cause the Company’s actual results to differ from the results described in the forward-looking statements. Among these risks and uncertainties are conditions in the general economy and in the retail environment, as well as the effect of consumer preferences and other factors discussed in the Company’s filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.